EXHIBIT 99.3
CBL & Associates Limited Partnership

Financial Statements

CBL & Associates Limited Partnership
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

ASSETS	June 30, 2013	December 31, 2012
Real estate assets:
Land	$909,585	$905,339
Buildings and improvements	7,237,585	7,228,293
	8,147,170	8,133,632
Accumulated depreciation	(2,061,148)	(1,972,031)
	6,086,022	6,161,601
Held for sale	—	29,425
Developments in progress	210,086	137,956
Net investment in real estate assets	6,296,108	6,328,982
Cash and cash equivalents	64,391	78,244
Receivables:
Tenant, net of allowance for doubtful accounts of $2,154 and $1,977 in 2013 and 2012, respectively	78,803	78,963
Other, net of allowance for doubtful accounts of $1,283 and $1,270 in 2013 and 2012, respectively	29,985	8,467
Mortgage and other notes receivable	25,020	25,967
Investments in unconsolidated affiliates	282,389	260,363
Intangible lease assets and other assets	257,908	309,239
	$7,034,604	$7,090,225

LIABILITIES, REDEEMABLE INTERESTS AND CAPITAL
Mortgage and other indebtedness	$4,622,395	$4,745,683
Accounts payable and accrued liabilities	327,254	358,800
Total liabilities	4,949,649	5,104,483
Commitments and contingencies (Notes 5 and 12)

Redeemable interests:
Redeemable noncontrolling interests	6,262	6,413
Redeemable common units	34,209	33,835
Redeemable noncontrolling preferred joint venture interest	423,777	423,834
Total redeemable interests	464,248	464,082

Partners' capital:
Preferred units	565,212	565,212
Common units:
General partner	10,916	9,904
Limited partners	1,016,124	877,363
Accumulated other comprehensive income	6,705	5,685
Total partners' capital	1,598,957	1,458,164
Noncontrolling interests	21,750	63,496
Total capital	1,620,707	1,521,660
	$7,034,604	$7,090,225
The accompanying notes are an integral part of these condensed consolidated statements.

CBL & Associates Limited Partnership
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
REVENUES:
Minimum rents	$340,663	$322,123
Percentage rents	7,291	5,208
Other rents	9,995	9,950
Tenant reimbursements	146,935	140,686
Management, development and leasing fees	5,924	4,436
Other	17,606	15,910
Total revenues	528,414	498,313

OPERATING EXPENSES:
Property operating	76,176	72,356
Depreciation and amortization	142,070	129,414
Real estate taxes	45,055	45,540
Maintenance and repairs	28,463	25,791
General and administrative	26,299	25,793
Loss on impairment	21,038	—
Other	14,846	13,317
Total operating expenses	353,947	312,211
Income from operations	174,467	186,102
Interest and other income	1,388	2,370
Interest expense	(117,033)	(121,231)
Loss on extinguishment of debt	(9,108)	—
Gain on sale of real estate assets	1,000	94
Gain on investments	2,400	—
Equity in earnings of unconsolidated affiliates	5,348	3,339
Income tax provision	(583)	(39)
Income from continuing operations	57,879	70,635
Operating income (loss) from discontinued operations	(627)	4,414
Gain (loss) on discontinued operations	872	895
Net income	58,124	75,944
Net income attributable to noncontrolling interests	(12,560)	(10,945)
Net income attributable to the Operating Partnership	45,564	64,999
Distributions to preferred unitholders	(22,446)	(21,188)
Net income attributable to common unitholders	23,118	43,811

Basic per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	0.12	0.21
Discontinued operations	—	0.02
Net income attributable to common unitholders	0.12	0.23
Weighted average common units outstanding	193,633	190,176

Diluted per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	0.12	0.21
Discontinued operations	—	0.02
Net income attributable to common unitholders	0.12	0.23
Weighted average common and potential dilutive common units outstanding	193,633	190,218

Amounts attributable to common unitholders:
Income from continuing operations, net of preferred distributions	22,910	39,630
Discontinued operations	208	4,181
Net income attributable to common unitholders	23,118	43,811

Distributions declared per common unit	0.46	0.44

CBL & Associates Limited Partnership
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Net income	$58,124	$75,944

Other comprehensive income:
Unrealized holding gain (loss) on available-for-sale securities	(252)	1,579
Reclassification to net income of realized gain on available-for-sale securities	—	(160)
Unrealized gain (loss) on hedging instruments	163	(1,610)
Reclassification to net income of hedging loss included in net income	1,119	1,129
Total other comprehensive income	1,030	938

Comprehensive income	59,154	76,882
Comprehensive income attributable to noncontrolling interests	(12,560)	(10,945)
Comprehensive income attributable to partners	$46,594	$65,937

The accompanying notes are an integral part of these condensed consolidated statements.

CBL & Associates Limited Partnership
Condensed Consolidated Statements of Partner's Capital and Noncontrolling Interests
(in thousands, except share data)
 (Unaudited)

	Redeemable Interests						Common Units
	Redeemable Partnership Interests	Redeemable Common Units	Total Redeemable Partnership Interests	Preferred Units	Common Units	Preferred Units	General Partner	Limited Partners	Accumulated Other Comprehensive Income (Loss)	Total Partner's Capital	Noncontrolling Interests	Total Partner's Capital and Noncontrolling Interests
Balance, January 1, 2012	6,235	26,036	32,271	22,750	190,380	509,719	10,178	944,633	1,711	1,466,241	4,280	1,470,521
Net income	1,251	369	1,620	-	-	21,188	468	42,974	-	64,630	(595)	64,035
Other comprehensive income (loss)	-	8	8	-	-	-	-	-	930	930	-	930
Redemption of common units	-	-	—	-	-	-	-	(9,836)	-	(9,836)	-	(9,836)
Distributions declared - common units	-	(2,286)	(2,286)	-	-	-	(914)	(84,259)	-	(85,173)	-	(85,173)
Distributions declared - preferred units	-	-	—	-	-	(21,188)	-	-	-	(21,188)	-	(21,188)
Issuance of common units	-	-	—	-	213,238	-	-	329	-	329	-	329
Cancellation of common units	-	-	—	-	(20,369)	-	-	(255)	-	(255)	-	(255)
Contributions from CBL related to exercises of stock options	-	-	—	-	243,350	-	-	4,434	-	4,434	-	4,434
Accrual under deferred compensation arrangements	-	-	—	-	-	-	-	29	-	29	-	29
Amortization of deferred compensation	-	12	12	-	-	-	16	1,468	-	1,484	-	1,484
Contributions from noncontrolling interests	-	-	—	-	-	-	-	-	-	—	4,042	4,042
Distributions to noncontrolling interests	(2,250)	-	(2,250)	-	-	-	-	-	-	—	(306)	(306)
Allocation of partner's capital	-	1,473	1,473	-	-	-	(68)	(1,406)	-	(1,474)	-	(1,474)
Adjustment to record redeemable interests at redemption value	919	6,451	7,370	-	-	-	(79)	(7,291)	-	(7,370)	-	(7,370)
Acquire controlling interest in shopping center properties	-	-	—	-	-	-	-	-	-	—	14,505	14,505
Balance, June 30, 2012	6,155	32,063	38,218	22,750	626,599	509,719	9,601	890,820	2,641	1,412,781	21,926	1,434,707

The accompanying notes are an integral part of these condensed consolidated statements.

CBL & Associates Limited Partnership
Condensed Consolidated Statements of Partner's Capital and Noncontrolling Interests
(in thousands, except share data)
(Unaudited)
(Continued)

	Redeemable Interests						Common Units
	Redeemable Partnership Interests	Redeemable Common Units	Total Redeemable Partnership Interests	Preferred Units	Common Units	Preferred Units	General Partner	Limited Partners	Accumulated Other Comprehensive Income (Loss)	Total Partner's Capital	Noncontrolling Interests	Total Partner's Capital and Noncontrolling Interests
Balance, January 1, 2013	$6,413	$33,835	$40,248	25,050	190,855	$565,212	$9,904	$877,363	$5,685	$1,458,164	$63,496	$1,521,660
Net income	1,809	187	1,996	-	-	22,446	240	22,481	-	45,167	733	45,900
Other comprehensive income	-	10	10	-	-	-	-	-	1,020	1,020	-	1,020
Issuance of common units	-	-	—	-	8,633	-	-	209,506	-	209,506	-	209,506
Distributions declared - common units	-	(2,288)	(2,288)	-	-	-	(966)	(90,615)	-	(91,581)	-	(91,581)
Distributions declared - preferred units	-	-	—	-	-	(22,446)	-	-	-	(22,446)	-	(22,446)
Cancellation of common units	-	-	—	-	(36)	-	-	(705)	-	(705)	-	(705)
Amortization of deferred compensation	-	15	15	-	-	-	20	1,852	-	1,872	-	1,872
Distributions to noncontrolling interests	(1,550)	-	(1,550)	-	-	-	-	-	-	—	(1,035)	(1,035)
Allocation of partner's capital	-	2,894	2,894	-	-	-	1,709	(4,603)	-	(2,894)	-	(2,894)
Adjustment to record redeemable interests at redemption value	(410)	(444)	(854)	-	-	-	9	845	-	854	-	854
Acquire controlling interests in shopping center properties	-	-	—	-	-	-	-	-	-	—	(41,444)	(41,444)
Balance, June 30, 2013	$6,262	$34,209	$40,471	25,050	199,452	$565,212	$10,916	$1,016,124	$6,705	$1,598,957	$21,750	$1,620,707

The accompanying notes are an integral part of these condensed consolidated statements.

CBL & Associates Limited Partnership
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,124	$75,944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,177	131,399
Net amortization of deferred finance costs and debt premiums	2,503	3,787
Net amortization of intangible lease assets and liabilities	(180)	(147)
Gain on sale of real estate assets	(1,000)	(3,130)
Gain on investment	(2,400)	—
Gain on sale of discontinued operations	(872)	(895)
Write-off of development projects	1	(123)
Share-based compensation expense	1,887	1,739
Net realized gain on sale of available-for-sale securities	—	(160)
Loss on impairment	21,038	—
Loss on impairment from discontinued operations	—	293
Loss on extinguishment of debt	9,108	—
Equity in earnings of unconsolidated affiliates	(5,348)	(3,339)
Distributions of earnings from unconsolidated affiliates	7,911	7,314
Provision for doubtful accounts	927	1,331
Change in deferred tax accounts	1,824	2,316
Changes in:
Tenant and other receivables	(5,796)	5,745
Other assets	5,210	2,923
Accounts payable and accrued liabilities	(45,480)	(5,231)
Net cash provided by operating activities	189,634	219,766

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(147,327)	(88,890)
Acquisition of real estate assets	(26,444)	(61,419)
Additions to restricted cash	(528)	(1,270)
Proceeds from sales of real estate assets	45,039	38,161
Additions to mortgage and other notes receivable	(2,700)	(2,965)
Payments received on mortgage and other notes receivable	3,699	2,160
Proceeds from sales of investments and available-for-sale securities	15,877	—
Additional investments in and advances to unconsolidated affiliates	(29,079)	(3,969)
Distributions in excess of equity in earnings of unconsolidated affiliates	4,239	7,316
Changes in other assets	(11,677)	2,066
Net cash used in investing activities	(148,901)	(108,810)

CBL & Associates Properties, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited) (Continued)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage and other indebtedness	$752,835	$1,136,081
Principal payments on mortgage and other indebtedness	(882,239)	(1,108,292)
Additions to deferred financing costs	(900)	(2,688)
Prepayment fees on extinguishment of debt	(8,708)	—
Proceeds from issuances of common units	209,506	87
Redemption of common units	—	(9,836)
Contributions from CBL related to exercises of stock options	—	4,434
Contributions from noncontrolling interests	—	4,042
Distributions to noncontrolling interests	(12,871)	(12,905)
Distributions to preferred unitholders	(22,446)	(21,188)
Distributions to common unitholders	(89,763)	(85,270)
Net cash used in financing activities	(54,586)	(95,535)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(13,853)	15,421
CASH AND CASH EQUIVALENTS, beginning of period	78,244	56,077
CASH AND CASH EQUIVALENTS, end of period	$64,391	$71,498

SUPPLEMENTAL INFORMATION:
Cash paid for interest, net of amounts capitalized	$114,360	$115,507

The accompanying notes are an integral part of these condensed consolidated statements.

CBL & Associates Limited Partnership
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except unit data)

Note 1 – Organization and Basis of Presentation

CBL & Associates Limited Partnership (the "Operating Partnership") is a Delaware limited partnership that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, associated centers, community centers and office properties. Its properties are located in 27 states, but are primarily in the southeastern and midwestern United States. CBL & Associates Properties, Inc. (“CBL”), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust (“REIT”) whose stock is traded on the New York Stock Exchange. CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At June 30, 2013, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.0% general partner interest in the Operating Partnership and CBL Holdings II, Inc. owned an 84.2% limited partner interest for a combined interest held by CBL of 85.2%.

As of June 30, 2013, the Operating Partnership owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional mall), seven community centers and eight office buildings, including the Operating Partnership’s corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a variable interest entity ("VIE").  At June 30, 2013, the Operating Partnership owned noncontrolling interests in nine regional malls/open-air centers, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had controlling interests in two outlet center developments, four mall expansions, three mall redevelopments and one associated center redevelopment at June 30, 2013.  The Operating Partnership had a noncontrolling interest in one community center development at June 30, 2013. The Operating Partnership also holds options to acquire certain development properties owned by third parties.
The remaining interest in the Operating Partnership is held by CBL & Associates, Inc., its shareholders and affiliates and certain senior officers of CBL (collectively "CBL's Predecessor"), all of which contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partner interest when the Operating Partnership was formed in November 1993, and by various third parties. At June 30, 2013, CBL’s Predecessor owned a 9.1% limited partner interest and the third parties owned a 5.7% limited partner interest in the Operating Partnership.  CBL’s Predecessor also owned 3.2 million shares of CBL’s common stock at June 30, 2013, for a total combined effective interest of 10.7% in the Operating Partnership.
The Operating Partnership conducts CBL’s property management and development activities through its wholly-owned subsidiary, CBL & Associates Management, Inc. (the “Management Company”), to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
The Operating Partnership, the Management Company and the Operating Partnership's other subsidiaries are collectively referred to herein as "the Operating Partnership."
The accompanying condensed consolidated financial statements are unaudited; however, they have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. All intercompany transactions have been eliminated. The results for the interim period ended June 30, 2013 are not necessarily indicative of the results to be obtained for the full fiscal year.
Certain historical amounts have been reclassified to conform to the current year's presentation. The financial results of certain properties that had been classified in continuing operations have been reclassified to discontinued operations in the condensed consolidated financial statements for all periods presented herein. Except where noted, the information presented in the Notes to Unaudited Condensed Consolidated Financial Statements excludes discontinued operations.
These condensed consolidated financial statements should be read in conjunction with the Operating Partnership’s audited consolidated financial statements and notes thereto included in Exhibit 99.1 of the Form 8-K that these condensed consolidated financial statements are included in.

Note 2 – Recent Accounting Pronouncements
 Accounting Guidance Adopted
In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of accumulated other comprehensive income ("AOCI") by presenting information about such reclassifications and their corresponding effect on net income primarily in one place, either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under GAAP to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. For public companies, this guidance was effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 did not change the calculation of or amounts reported as net income and comprehensive income but did change the presentation of the components of AOCI reported in the Operating Partnership's condensed consolidated financial statements.
In July 2013, the FASB issued ASU 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes ("ASU 2013-10"). ASU 2013-10 permits the Overnight Index Swap ("OIS") Rate, also referred to as the Fed Funds Effective Swap Rate, to be used as a U.S. benchmark for hedge accounting purposes, in addition to London Interbank Offered Rate ("LIBOR") and interest rates on direct U.S. Treasury obligations. The guidance also removes the restriction on using different benchmarks for similar hedges. ASU 2013-10 is effective prospectively for qualifying new or redesignated hedges entered into on or after July 17, 2013. The Operating Partnership does not expect the adoption of this guidance to have a material effect on its condensed consolidated financial statements.
Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued ASU 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date ("ASU 2013-04"). ASU 2013-04 addresses the diversity in practice related to the recognition, measurement and disclosure of certain obligations which are not addressed within existing GAAP guidance. Such obligations under the scope of ASU 2013-04 include debt arrangements, other contractual obligations, settled litigation and judicial rulings. The guidance requires an entity to measure these joint and several obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose information about the nature and amount of these obligations. For public companies, ASU 2013-04 is effective on a retrospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Operating Partnership may elect to use hindsight for the comparative periods (if the Operating Partnership changes its accounting as a result of the adoption of this guidance). Early adoption is permitted. The Operating Partnership is evaluating the impact that this update may have on its consolidated financial statements.
In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). The objective of this update is to reduce the diversity in practice related to the presentation of certain unrecognized tax benefits. ASU 2013-11 provides that unrecognized tax benefits are to be presented as a reduction of a deferred tax asset for a net operating loss ("NOL") carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the governing tax law. To the extent such an NOL carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position or the entity does not intend to use the deferred tax asset for this purpose, the unrecognized tax benefit is to be recorded as a liability in the financial statements and should not be netted with a deferred tax asset. ASU 2013-11 is effective for public companies for fiscal years beginning after December 15, 2013 and interim periods within those years. The guidance should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Early adoption and retrospective application are permitted. The Operating Partnership is evaluating the impact that this update may have on its consolidated financial statements.

Note 3 – Fair Value Measurements

The Operating Partnership has categorized its financial assets and financial liabilities that are recorded at fair value into a hierarchy in accordance with Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosure, ("ASC 820") based on whether the inputs to valuation techniques are observable or unobservable.  The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:

Level 1 – Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.

Level 2 – Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.

Level 3 – Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability.  Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Operating Partnership’s assumptions and best judgment.

The asset or liability's fair value within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Under ASC 820, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction at the measurement date. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs and consider assumptions such as inherent risk, transfer restrictions, and risk of nonperformance.
Fair Value Measurements on a Recurring Basis
The following tables set forth information regarding the Operating Partnership’s financial instruments that are measured at fair value on a recurring basis in the accompanying condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012:

		Fair Value Measurements at Reporting Date Using
	Fair Value at June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$16,304	$16,304	$—	$—
Interest rate cap	—	—	—	—

Liabilities:
Interest rate swaps	$4,528	$—	$4,528	$—

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$27,679	$16,556	$—	$11,123
Privately-held debt and equity securities	2,475	—	—	2,475
Interest rate cap	—	—	—	—

Liabilities:
Interest rate swaps	$5,805	$—	$5,805	$—

The Operating Partnership recognizes transfers in and out of every level at the end of each reporting period. There were no transfers between Levels 1, 2, or 3 for any periods presented.
Intangible lease assets and other assets in the condensed consolidated balance sheets include marketable securities consisting of corporate equity securities and bonds that are classified as available-for-sale.  Net unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of AOCI in redeemable common units and partners’ capital.  If a decline in the value of an investment is deemed to be other than temporary, the investment is written down to fair value and an impairment loss is recognized in the current period to the extent of the decline in value. During the six month periods ended June 30, 2013 and 2012, the Operating Partnership did not record any write-downs related to other-than-temporary impairments.  During the six month period ended June 30, 2013, the Operating Partnership did not recognize any realized gains or losses related to sales of marketable securities. During the six month period ended June 30, 2012, the Operating Partnership recognized realized gains of $160 related to sales of marketable securities. The fair values of the Operating Partnership’s available-for-sale securities are based on quoted market prices and are classified under Level 1.  Tax increment financing bonds ("TIF bonds"), which were classified as Level 3 as of December 31, 2012, were redeemed in January 2013.
The following is a summary of the available-for-sale securities held by the Operating Partnership as of June 30, 2013 and December 31, 2012:

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value
June 30, 2013:
Common stocks	$4,195	$13,124	$(1,015)	$16,304

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value
December 31, 2012:
Common stocks	$4,195	$12,361	$—	$16,556
Government and government-sponsored entities	11,123	—	—	11,123
	$15,318	$12,361	$—	$27,679
The Operating Partnership uses interest rate swaps and caps to mitigate the effect of interest rate movements on its variable-rate debt.  The Operating Partnership had four interest rate swaps and one interest rate cap as of June 30, 2013 and December 31, 2012, that qualify as hedging instruments and are designated as cash flow hedges.  The interest rate cap is included in intangible lease assets and other assets and the interest rate swaps are reflected in accounts payable and accrued liabilities in the accompanying condensed consolidated balance sheets.  The swaps and cap have predominantly met the effectiveness test criteria since inception and changes in their fair values are, thus, primarily reported in other comprehensive income (loss) ("OCI/L") and are reclassified into earnings in the same period or periods during which the hedged items affect earnings.  The fair values of the Operating Partnership’s interest rate hedges, classified under Level 2, are determined based on prevailing market data for contracts with matching durations, current and anticipated LIBOR information, consideration of the Operating Partnership’s credit standing, credit risk of the counterparties and reasonable estimates about relevant future market conditions.  See Note 6 for further information regarding the Operating Partnership’s interest rate hedging instruments.
The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term nature of these financial instruments.  Based on the interest rates for similar financial instruments, the carrying value of mortgage and other notes receivable is a reasonable estimate of fair value.  The estimated fair value of mortgage and other indebtedness was $4,817,491 and $5,058,411 at June 30, 2013 and December 31, 2012, respectively.  The fair value was calculated using Level 2 inputs by discounting future cash flows for mortgage and other indebtedness using estimated market rates at which similar loans would be made currently. The carrying amount of mortgage and other indebtedness was $4,622,395 and $4,745,683 at June 30, 2013 and December 31, 2012, respectively.

Prior to February 2013, the Operating Partnership held TIF bonds, which had a 2028 maturity date and were received in a private placement as consideration for infrastructure improvements made by the Operating Partnership related to the development of a community center. The Operating Partnership had the intent and ability to hold the TIF bonds through the recovery period. The Operating Partnership adjusted the bonds to their net realizable value as of December 31, 2012 and they were redeemed in January 2013. Due to the significant unobservable estimates and assumptions used in the valuation of the TIF bonds, such as the forecasted growth in sales and lack of marketability discount, the Operating Partnership had classified the TIF bonds under Level 3 in the fair value hierarchy. The following table provides a reconciliation of changes between the beginning and ending balances of the TIF bonds (Level 3):

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Available-for-sale securities (Level 3):
Balance, beginning of period	$11,123	$11,829
Redemption of TIF bonds	(11,002)	—
Reclassification adjustment AOCI	—	1,542
Transfer out of Level 3 (1)	(121)	(2,248)
Balance, end of period	$—	$11,123

(1)	The TIF bonds were adjusted to their net realizable value as of December 31, 2012 and were redeemed in January 2013. The difference in estimate was recorded as a transfer to real estate assets.

Prior to May 2013, the Operating Partnership held a secured convertible promissory note from Jinsheng Group (“Jinsheng”), in which the Operating Partnership also holds a cost-method investment.  The secured convertible note was non-interest bearing and secured by shares of Jinsheng.  Since the secured convertible note was non-interest bearing and there was no active market for Jinsheng’s debt, the Operating Partnership performed a probability-weighted discounted cash flow analysis for its valuation as of December 31, 2012 using various sale, redemption and initial public offering ("IPO") exit strategies. The fair value analysis as of December 31, 2012 forecasted a 0% to 10% reduction in estimated cash flows. Sale and IPO scenarios employed capitalization rates ranging from 10% to 12% which were discounted 20% for lack of marketability. Due to the significant unobservable estimates and assumptions used in the valuation of the note, the Operating Partnership had classified it under Level 3 in the fair value hierarchy.  The Operating Partnership exercised its right to demand payment of the note and received $4,875 from Jinsheng in May 2013, recognizing a realized gain of $2,400 in the second quarter of 2013. The Operating Partnership had previously recorded a $2,400 other-than-temporary impairment related to the Jinsheng note in 2009 due to China's declining real estate market. See Note 5 for further discussion. The following table provides a reconciliation of changes between the beginning and ending balances of the Jinsheng note (Level 3):

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Privately-held debt and equity securities (Level 3):
Balance, beginning of period	$2,475	$2,475
Net settlement	(4,875)	—
Realized gain recorded in earnings	2,400	—
Balance, end of period	$—	$2,475

Fair Value Measurements on a Nonrecurring Basis
The Operating Partnership measures the fair value of certain long-lived assets on a nonrecurring basis, through quarterly impairment testing or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Operating Partnership considers both quantitative and qualitative factors in its impairment analysis of long-lived assets. Significant quantitative factors include historical and forecasted information for each property such as net operating income ("NOI"), occupancy statistics and sales levels. Significant qualitative factors used include market conditions, age and condition of the property and tenant mix. Due to the significant unobservable estimates and assumptions used in the valuation of long-lived assets that experience impairment, the Operating Partnership classifies such long-lived assets under Level 3 in the fair value hierarchy. The fair value analysis as of June 30, 2013 used various probability-weighted scenarios comparing the property's net book value to the sum of its estimated fair value. Assumptions included up to a 10-year holding period with a sale at the end of the holding period, capitalization rates ranging from 10% to 12% and an estimated sales cost of 1%.
The following table sets forth information regarding the Operating Partnership's assets that are measured at fair value on a nonrecurring basis:

		Fair Value Measurements at Reporting Date Using
	Fair Value at June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss
Assets:
Long-lived assets	$23,900	$—	$—	$23,900	$20,453
In accordance with the Operating Partnership's quarterly impairment review process, the Operating Partnership recorded a non-cash impairment of real estate of $20,453 in the second quarter of 2013 related to Citadel Mall, located in Charleston, SC to write-down the depreciated book value to its estimated fair value as of the same date. The mall has experienced declining cash flows which are insufficient to cover the debt service on the mortgage secured by the property. The loan is currently in default and the Operating Partnership has classified Citadel Mall as a non-core property as of June 30, 2013.
The revenue of Citadel Mall accounted for approximately 0.7% of total consolidated revenue for the trailing twelve months ended June 30, 2013. A reconciliation of Citadel Mall's carrying value for the six months ended June 30, 2013 is as follows:

Citadel Mall
Beginning carrying value, January 1, 2013	$45,178
Capital expenditures	69
Depreciation expense	(894)
Loss on impairment of real estate	(20,453)
Ending carrying value, June 30, 2013	$23,900

Additionally, during the second quarter of 2013, the Operating Partnership recorded a non-cash impairment of $585 to write-down the depreciated book value of the Operating Partnership's corporate airplane to its fair value at its trade-in date.

Note 4 – Acquisitions and Discontinued Operations
Acquisitions
The pro forma effect of the acquisitions described below was not material.
In April 2013, the Operating Partnership acquired the remaining 51% noncontrolling interest in Kirkwood Mall in Bismarck, ND. See Note 5 for additional information.
The following table summarizes the final allocation of the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates for the Operating Partnership's 2012 acquisitions, consisting of a 75% interest in The Outlet Shoppes at El Paso, a 50% interest in The Outlet Shoppes at Gettysburg, Dakota Square Mall, a 49% interest in Kirkwood Mall, and the remaining 40% interests in Imperial Valley:

	Preliminary Purchase Price Allocation	Adjustments (1)	Final Purchase Price Allocation
Land	$88,066	$(197)	$87,869
Buildings and improvements	378,550	1,213	379,763
Investments in unconsolidated affiliates	3,864	—	3,864
Tenant improvements	15,429	(101)	15,328
Above-market leases	15,451	(92)	15,359
In-place leases	67,112	(1,298)	65,814
Total assets	568,472	(475)	567,997
Mortgage note payables assumed	(259,470)	—	(259,470)
Debt premium	(15,334)	—	(15,334)
Below-market leases	(40,173)	475	(39,698)
Noncontrolling interest	(60,295)	—	(60,295)
Value of Operating Partnership's interest in joint ventures	(65,494)	—	(65,494)
Net assets acquired	$127,706	$—	$127,706

(1) Represents adjustments to Dakota Square based on final valuation report.

Discontinued Operations
The results of operations of the properties described below, as well as any gains or impairment losses related to those properties, are included in discontinued operations for all periods presented, as applicable. Net proceeds from these sales were used to reduce the outstanding balances on the Operating Partnership's credit facilities.
The following is a summary of the Operating Partnership's dispositions since January 1, 2012:

				Sales Price		Gain (Loss)
Sales Date	Property	Property Type	Location	Gross	Net
March 2013	1500 Sunday Drive	Office Building	Raleigh, NC	$8,300	$7,862	$(549)
March 2013	Peninsula I & II	Office Building	Newport News, VA	5,250	5,121	598
January 2013	Lake Point & SunTrust (1)	Office Building	Greensboro, NC	30,875	30,490	823
			2013 Activity	$44,425	$43,473	$872

December 2012	Willowbrook Plaza (2)	Community Center	Houston, TX	$24,450	$24,171	$—
October 2012	Towne Mall (3)	Mall	Franklin, OH	950	892	—
October 2012	Hickory Hollow Mall (4)	Mall	Antioch, TN	1,000	966	—
July 2012	Massard Crossing	Community Center	Fort Smith, AR	7,803	7,432	—
March 2012	Settlers Ridge - Phase II	Community Center	Robinson Township, PA	19,144	18,951	867
January 2012	Oak Hollow Square (5)	Community Center	High Point, NC	14,247	13,796	(1)
November 2011	Westridge Square (6)	Community Center	Greensboro, NC			29
			2012 Activity	$67,594	$66,208	$895
(1) Classified as held for sale as of December 31, 2012.
(2) Loss on impairment of $17,743 recorded in the third quarter of 2012 to write down the book value of this property to its then estimated fair value.
(3) Loss on impairment of $419 recorded in the third quarter of 2012 to write down the book value of this property to expected sales price.
(4) Loss on impairment of $8,047 recorded in the third quarter of 2012 to write down the book value of this property to expected sales price.
(5) Loss on impairment of $255 recorded in the first quarter of 2012 related to the true-up of certain estimated amounts to actual amounts.
(6) Reflects subsequent true-up for settlement of estimated expenses based on actual amounts.

Total revenues of the properties described above that are included in discontinued operations were $450 and $8,367 for the six months ended June 30, 2013 and 2012, respectively. The total net investment in real estate assets at the time of sale for the office buildings sold during the six months ended June 30, 2013 was $42,693. There were no outstanding mortgage loans for any of the office buildings that were sold during the six months ended June 30, 2013. Discontinued operations for the six month periods ended June 30, 2013 and 2012 also include settlements of estimated expenses based on actual amounts for properties sold during previous periods.
See Note 16 for information on properties sold subsequent to June 30, 2013.

Note 5 – Unconsolidated Affiliates, Noncontrolling Interests and Cost Method Investments

Unconsolidated Affiliates

At June 30, 2013, the Operating Partnership had investments in the following 17 entities, which are accounted for using the equity method of accounting:

Joint Venture	Property Name	Operating Partnership's Interest
CBL/T-C, LLC	CoolSprings Galleria, Oak Park Mall, West County Center and Pearland Town Center	60.3%
CBL-TRS Joint Venture, LLC	Friendly Center, The Shops at Friendly Center and a portfolio of six office buildings	50.0%
CBL-TRS Joint Venture II, LLC	Renaissance Center	50.0%
El Paso Outlet Outparcels, LLC	The Outlet Shoppes at El Paso (vacant land)	50.0%
Fremaux Town Center JV, LLC	Fremaux Town Center	65.0%
Governor’s Square IB	Governor’s Plaza	50.0%
Governor’s Square Company	Governor’s Square	47.5%
High Pointe Commons, LP	High Pointe Commons	50.0%
High Pointe Commons II-HAP, LP	High Pointe Commons - Christmas Tree Shop	50.0%
JG Gulf Coast Town Center LLC	Gulf Coast Town Center	50.0%
Kentucky Oaks Mall Company	Kentucky Oaks Mall	50.0%
Mall of South Carolina L.P.	Coastal Grand—Myrtle Beach	50.0%
Mall of South Carolina Outparcel L.P.	Coastal Grand—Myrtle Beach (Coastal Grand Crossing and vacant land)	50.0%
Port Orange I, LLC	The Pavilion at Port Orange Phase I	50.0%
Triangle Town Member LLC	Triangle Town Center, Triangle Town Commons and Triangle Town Place	50.0%
West Melbourne I, LLC	Hammock Landing Phases I and II	50.0%
York Town Center, LP	York Town Center	50.0%

Although the Operating Partnership had majority ownership of certain joint ventures during 2013 and 2012, it evaluated the investments and concluded that the other partners or owners in these joint ventures had substantive participating rights, such as approvals of:

•	the pro forma for the development and construction of the project and any material deviations or modifications thereto;

•	the site plan and any material deviations or modifications thereto;

•	the conceptual design of the project and the initial plans and specifications for the project and any material deviations or modifications thereto;

•	any acquisition/construction loans or any permanent financings/refinancings;

•	the annual operating budgets and any material deviations or modifications thereto;

•	the initial leasing plan and leasing parameters and any material deviations or modifications thereto; and

•	any material acquisitions or dispositions with respect to the project.

As a result of the joint control over these joint ventures, the Operating Partnership accounts for these investments using the equity method of accounting.

Condensed combined financial statement information of these unconsolidated affiliates is as follows:

	As of
ASSETS	June 30, 2013	December 31, 2012
Investment in real estate assets	$2,147,166	$2,143,187
Accumulated depreciation	(522,680)	(492,864)
	1,624,486	1,650,323
Developments in progress	74,038	21,809
Net investment in real estate assets	1,698,524	1,672,132
Other assets	170,975	175,540
Total assets	$1,869,499	$1,847,672

LIABILITIES
Mortgage and other indebtedness	$1,454,758	$1,456,622
Other liabilities	41,279	48,538
Total liabilities	1,496,037	1,505,160

OWNERS' EQUITY
The Operating Partnership	218,639	196,694
Other investors	154,823	145,818
Total owners' equity	373,462	342,512
Total liabilities and owners' equity	$1,869,499	$1,847,672

	Total for the Six Months Ended June 30,		Operating Partnership's Share for the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$120,743	$124,499	$62,446	$66,387
Depreciation and amortization	(38,270)	(41,484)	(19,871)	(22,119)
Interest expense	(38,711)	(42,197)	(19,836)	(22,296)
Other operating expenses	(35,518)	(37,023)	(17,391)	(18,853)
Gain on sale of real estate assets	—	430	—	220
Net income	$8,244	$4,225	$5,348	$3,339
Fremaux Town Center JV, LLC
In January 2013, the Operating Partnership formed a 65/35 joint venture, Fremaux Town Center JV, LLC ("Fremaux"), to develop, own and operate Fremaux Town Center, a community center development located in Slidell, LA. Construction began in March 2013 with completion expected in July 2014. The partners contributed aggregate initial equity of $20,500, of which the Operating Partnership's contribution was $18,450. Following the initial formation of Fremaux, all required future contributions will be funded on a 65/35 pro rata basis. In March 2013, Fremaux obtained a construction loan on the property that allows for borrowings up to $46,000 and bears interest at LIBOR plus 2.125%. The loan matures in March 2016 and has two one-year extension options, which are at the joint venture's election, for an outside maturity date of March 2018. The Operating Partnership has guaranteed 100% of the construction loan. As of June 30, 2013, $5,531 was outstanding under the loan. The Operating Partnership holds the majority ownership interest in Fremaux but the noncontrolling interest partner holds substantive participating rights. As a result, the Operating Partnership accounted for its investment in Fremaux using the equity method of accounting as of June 30, 2013.
2013 Financings
In the first quarter of 2013, Renaissance Phase II CMBS, LLC closed on a $16,000 10-year, non-recourse commercial mortgage-backed securities ("CMBS") loan, secured by Renaissance Center Phase II in Durham, NC. The loan bears interest at a fixed rate of 3.4895% and matures in April 2023. Proceeds from the loan were used to retire the existing $15,700 loan that was scheduled to mature in April 2013.
Also during the first quarter of 2013, CBL-Friendly Center CMBS, LLC closed on a $100,000 10-year, non-recourse CMBS loan, secured by Friendly Center, located in Greensboro, NC. The loan bears interest at a fixed rate of 3.4795% and matures in April 2023. Proceeds from the new loan were used to retire four existing loans aggregating $100,000 that were secured by Friendly Center, Friendly Center Office Building, First National Bank Building, Green Valley Office Building, First Citizens Bank Building, Wachovia Office Building and Bank of America Building, all located in Greensboro, NC and scheduled to mature in April 2013.
All of the debt on the properties owned by the unconsolidated affiliates is non-recourse, except for Fremaux, West Melbourne, Port Orange, High Pointe Commons, and Gulf Coast Phase III. See Note 12 for a description of guarantees the Operating Partnership has issued related to certain unconsolidated affiliates.
Redeemable Interests

Redeemable common units of $34,209 and $33,835 at June 30, 2013 and December 31, 2012, respectively, includes a partnership interest in the Operating Partnership for which the partnership agreement includes redemption provisions that may require the Operating Partnership to redeem the partnership interest for real property.

Redeemable noncontrolling interests of $6,262 and $6,413 at June 30, 2013 and December 31, 2012, respectively, includes the aggregate noncontrolling ownership interest in consolidated subsidiaries that is held by third parties and for which the related partnership agreements contain redemption provisions at the holder’s election that allow for redemption through cash and/or properties.
The redeemable noncontrolling preferred joint venture interest includes the preferred joint venture units (“PJV units”) issued to the Westfield Group (“Westfield”) for the acquisition of certain properties during 2007.  See Note 12 for additional information related to the PJV units.  Activity related to the redeemable noncontrolling preferred joint venture interest represented by the PJV units is as follows:

	Six Months Ended June 30,
	2013	2012
Beginning Balance	$423,834	$423,834
Net income attributable to redeemable noncontrolling preferred joint venture interest	10,228	10,286
Distributions to redeemable noncontrolling preferred joint venture interest	(10,285)	(10,343)
Ending Balance	$423,777	$423,777
Noncontrolling Interests
Noncontrolling interests include the aggregate noncontrolling ownership interest in the Operating Partnership’s consolidated subsidiaries that is held by third parties and for which the related partnership agreements either do not include redemption provisions or are subject to redemption provisions that do not require classification outside of permanent equity. Total noncontrolling interests was $21,750 and $63,496, as of June 30, 2013 and December 31, 2012, respectively.
Cost Method Investments
The Operating Partnership owns a 6.2% noncontrolling interest in subsidiaries of Jinsheng, an established mall operating and real estate development company located in Nanjing, China. As of June 30, 2013, Jinsheng owned controlling interests in eight home furnishing shopping malls.
Prior to May 2013, the Operating Partnership also held a secured convertible promissory note secured by 16,565,534 Series 2 Ordinary Shares of Jinsheng (which equated to a 2.275% ownership interest). The secured note was non-interest bearing and was amended by the Operating Partnership and Jinsheng to extend to May 30, 2013 the Operating Partnership's right to convert the outstanding amount of the secured note into 16,565,534 Series A-2 Preferred Shares of Jinsheng. The amendment also provided that if Jinsheng should complete an IPO, the secured note would be converted into common shares of Jinsheng immediately prior to the IPO. Furthermore, the secured note would bear interest of 8.0% until the extended maturity date and, if not paid prior to or on the maturity date, would thereafter bear interest at 30.0%. The Operating Partnership exercised its right to demand payment of the note and received payment from Jinsheng in May 2013. See Note 3 for additional information.
The Operating Partnership accounts for its noncontrolling interest in Jinsheng using the cost method because the Operating Partnership does not exercise significant influence over Jinsheng and there is no readily determinable market value of Jinsheng’s shares since they are not publicly traded.  See Note 3 for information regarding the fair value of the secured note. The noncontrolling interest and the secured note are reflected as investment in unconsolidated affiliates in the accompanying condensed consolidated balance sheets.
Variable Interest Entities
Louisville Outlet Shoppes, LLC
In May 2013, the Operating Partnership entered into a joint venture, Louisville Outlet Shoppes, LLC ("Louisville Outlet"), with a third party to develop, own and operate The Outlet Shoppes at Louisville located in Simpsonville, KY. Construction began in June 2013 with completion expected in summer 2014. The Operating Partnership holds a 65% ownership interest in the joint venture. The Operating Partnership determined that its investment in this joint venture represents an interest in a VIE and that the Operating Partnership is the primary beneficiary because of its power to direct activities of the joint venture that most significantly impact the joint venture's economic performance as well as the obligation to absorb losses or right to receive benefits from the VIE that could be significant. As a result, the joint venture is presented in the accompanying condensed consolidated financial statements as of June 30, 2013 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest.
Kirkwood Mall Mezz, LLC
In the fourth quarter of 2012, the Operating Partnership acquired a 49% ownership interest in Kirkwood Mall Mezz, LLC, which owns Kirkwood Mall located in Bismarck, ND. The Operating Partnership determined that its investment in this joint venture represented an interest in a VIE and that the Operating Partnership was the primary beneficiary, since under the terms of the agreement the Operating Partnership's equity investment was at risk while the third party had a fixed price for which it would sell its remaining 51% equity interest to the Operating Partnership. As a result, the joint venture was presented in the consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. In accordance with its executed agreement, the Operating Partnership acquired the remaining 51% interest in April 2013 and assumed $40,368 of non-recourse debt. Following the Operating Partnership's acquisition of the noncontrolling interest in April 2013, this joint venture is now wholly-owned, and is no longer a VIE.
Gettysburg Outlet Center Holding LLC
In the second quarter of 2012, the Operating Partnership entered into a joint venture, Gettysburg Outlet Center Holding LLC, with a third party to develop, own and operate The Outlet Shoppes at Gettysburg. The Operating Partnership holds a 50% ownership interest in this joint venture. The Operating Partnership determined that its investment in this joint venture represents an interest in a VIE and that the Operating Partnership is the primary beneficiary since it has the power to direct activities of the joint venture that most significantly impact the joint venture's economic performance as well as the obligation to absorb losses or right to receive benefits from the VIE that could be significant. As a result, the joint venture is presented in the accompanying condensed consolidated financial statements as of June 30, 2013 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest.
El Paso Outlet Center Holding, LLC
In the second quarter of 2012, the Operating Partnership entered into a joint venture, El Paso Outlet Center Holding, LLC, with a third party to develop, own and operate The Outlet Shoppes at El Paso. The Operating Partnership holds a 75% ownership interest in the joint venture. The Operating Partnership determined that its investment in this joint venture represents an interest in a VIE and that the Operating Partnership is the primary beneficiary since it has the power to direct the activities of the joint venture that most significantly impact the joint venture's economic performance as well as the obligation to absorb losses or right to receive benefits from the VIE that could be significant. As a result, the joint venture is presented in the accompanying condensed consolidated financial statements as of June 30, 2013 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest.
See Note 16 for subsequent event related to Louisville Outlet.

Note 6 – Mortgage and Other Indebtedness

Mortgage and other indebtedness consisted of the following:

	June 30, 2013		December 31, 2012
	Amount	Weighted- Average Interest Rate (1)	Amount	Weighted- Average Interest Rate (1)
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,516,429	5.56%	$3,776,245	5.42%
Financing method obligation (3)	18,264	8.00%	18,264	8.00%
Total fixed-rate debt	3,534,693	5.57%	3,794,509	5.43%
Variable-rate debt:
Non-recourse term loans on operating properties	134,525	3.00%	123,875	3.36%
Recourse term loans on operating properties	78,820	2.33%	97,682	1.78%
Construction loans	40,963	2.94%	15,366	2.96%
Unsecured lines of credit	783,394	1.60%	475,626	2.07%
Secured line of credit (4)	—	—%	10,625	2.46%
Unsecured term loans	50,000	2.09%	228,000	1.82%
Total variable-rate debt	1,087,702	1.90%	951,174	2.20%
Total	$4,622,395	4.71%	$4,745,683	4.79%

(1)	Weighted-average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
The Operating Partnership has four interest rate swaps on notional amounts totaling $111,881 as of June 30, 2013 and $113,885 as of December 31, 2012 related to four variable-rate loans on operating properties to effectively fix the interest rate on the respective loans.  Therefore, these amounts are reflected in fixed-rate debt at June 30, 2013 and December 31, 2012.

(3)
This amount represents the noncontrolling partner's equity contributions related to Pearland Town Center that is accounted for as a financing due to certain terms of the CBL/T-C, LLC joint venture agreement.

(4)	The Operating Partnership converted its secured line of credit to unsecured in February 2013.

Unsecured Lines of Credit

The Operating Partnership has three unsecured credit facilities that are used for retirement of secured loans, repayment of term loans, working capital, construction and acquisition purposes, as well as issuances of letters of credit.

Wells Fargo Bank, NA serves as the administrative agent for a syndicate of financial institutions for the Operating Partnership's two unsecured $600,000 credit facilities ("Facility A" and "Facility B"). Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at the Operating Partnership's election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility.

In the first quarter of 2013, the Operating Partnership amended and restated its $105,000 secured credit facility with First Tennessee Bank, NA. The facility was converted from secured to unsecured with a capacity of $100,000 and a maturity date of February 2016.
Prior to May 14, 2013, borrowings under the three unsecured lines of credit bore interest at LIBOR plus a spread ranging from 155 to 210 basis points based on the Operating Partnership’s leverage ratio. The Operating Partnership also paid annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.30% based on any unused commitment of each facility. In May 2013, CBL obtained an investment grade rating from Moody's Investors Service ("Moody's") and, effective May 14, 2013, made a one-time irrevocable election to use its credit rating to determine the interest rate on each facility. Under the credit rating election, each facility now bears interest at LIBOR plus a spread of 100 to 175 basis points. As of June 30, 2013, the Operating Partnership's interest rate based on CBL's credit rating from Moody's is LIBOR plus 140 basis points. Additionally, the Operating Partnership will pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the unused commitment fees as described above. As of June 30, 2013, the annual facility fee is 0.30%. The three unsecured lines of credit had a weighted-average interest rate of 1.60% at June 30, 2013.

The following summarizes certain information about the Operating Partnership's unsecured lines of credit as of June 30, 2013:

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	$600,000	$300,297	(1)	November 2015	November 2016
First Tennessee	100,000	52,679		February 2016	N/A
Facility B	600,000	430,418	(2)	November 2016	November 2017
	$1,300,000	$783,394
(1) There was an additional $475 outstanding on this facility as of June 30, 2013 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.
(2) There was an additional $617 outstanding on this facility as of June 30, 2013 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.

Unsecured Term Loans
In April 2013, the Operating Partnership retired a $228,000 unsecured term loan at its maturity date with borrowings from the Operating Partnership's credit facilities.
In the first quarter of 2013, under the terms of the Operating Partnership's amended and restated agreement with First Tennessee Bank, NA described above, the Operating Partnership obtained a $50,000 unsecured term loan that bears interest at LIBOR plus 1.90% and matures in February 2018. At June 30, 2013, the outstanding borrowings of $50,000 had a weighted-average interest rate of 2.09%.
See Note 16 for information related to a new unsecured term loan the Operating Partnership obtained subsequent to June 30, 2013.
Covenants and Restrictions
The agreements to the unsecured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness and limitations on cash flow distributions.  The Operating Partnership believes that it was in compliance with all covenants and restrictions at June 30, 2013.
The following presents the Operating Partnership's compliance with key unsecured debt covenant compliance ratios as of June 30, 2013:

Ratio	Required	Actual
Debt to total asset value	< 60%	50.3%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.65x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	8.80x
Ratio of EBITDA to fixed charges (debt service)	> 1.50x	2.09x
The agreements for the unsecured credit facilities described above contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50,000 or any non-recourse indebtedness greater than $150,000 (for the Operating Partnership's ownership share) of CBL, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict the Operating Partnership's ability to enter into any transaction that could result in certain changes in its ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. Prior to CBL obtaining an investment grade rating in May 2013, the obligations of the Operating Partnership under the agreements were unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary was a material subsidiary and was not otherwise an excluded subsidiary, as defined in the agreements. In accordance with the agreements, once CBL obtained an investment grade rating, guarantees by material subsidiaries of the Operating Partnership were no longer required.
Several of the Operating Partnership’s malls/open-air centers, associated centers and community centers, in addition to the corporate office building, are owned by special purpose entities that are included in the Operating Partnership’s condensed consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties.

The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Operating Partnership. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Operating Partnership.
Mortgages on Operating Properties
In June 2013, the Operating Partnership closed on a three-year $11,400 non-recourse loan secured by Statesboro Crossing in Statesboro, GA. The loan bears interest at LIBOR plus 180 basis points. The loan matures in June 2016 and has two one-year extension options, which are at the Operating Partnership's election, for an outside maturity date of June 2018. Proceeds from the loan were used to pay down the Operating Partnership's credit facilities. The Operating Partnership also retired an $88,410 loan in June 2013, which was secured by Mid Rivers Mall in St. Peters, MO, with borrowings from its credit facilities. The loan was scheduled to mature in May 2021 and bore interest at a fixed rate of 5.88%. The Operating Partnership recorded an $8,936 loss on extinguishment of debt, which consisted of an $8,708 prepayment fee and $228 of unamortized debt issuance costs.
In April 2013, the Operating Partnership retired a $71,740 loan, secured by South County Center in St. Louis, MO, with borrowings from its credit facilities. The loan was scheduled to mature in October 2013. In connection with this prepayment, the Operating Partnership recorded a loss on extinguishment of debt of $172 from the write-off of an unamortized discount.
In the first quarter of 2013, the Operating Partnership retired two loans with an aggregate balance of $77,099, including a $13,460 loan secured by Statesboro Crossing in Statesboro, GA and a $63,639 loan secured by Westmoreland Mall in Greensburg, PA, with borrowings from the Operating Partnership's credit facilities. Both loans were scheduled to mature in the first quarter of 2013.
The lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified the Operating Partnership in the first quarter of 2012 that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27,265 at June 30, 2013, and a contractual maturity date of September 2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.
The lender of the non-recourse mortgage loan secured by Citadel Mall in Charleston, SC notified the Operating Partnership in July 2013 that the loan had been placed in default. Citadel Mall generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $68,282 at June 30, 2013, and a contractual maturity date of April 2017. In June 2013, the lender on the loan began receiving the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.
See Note 16 for information concerning mortgages on operating properties subsequent to June 30, 2013.
Scheduled Principal Payments
As of June 30, 2013, the scheduled principal amortization and balloon payments of the Operating Partnership’s consolidated debt, excluding extensions available at the Operating Partnership’s option, on all mortgage and other indebtedness, including construction loans and lines of credit, are as follows:

2013	$89,731
2014	219,168
2015	890,611
2016	1,271,515
2017	550,368
Thereafter	1,589,235
4,610,628
Net unamortized premiums	11,767
$4,622,395
Of the $89,731 of scheduled principal payments in 2013, $53,466 relates to the maturing principal balances of three operating property loans and $36,265 represents scheduled principal amortization. Two maturing operating property loans with principal balances totaling $26,200 as of June 30, 2013 have extensions available at the Operating Partnership's option, leaving approximately $27,266 of loan maturities in 2013 that the Operating Partnership intends to retire or refinance. Subsequent to June 30, 2013, the Operating Partnership retired one operating property loan with an outstanding balance of $16,000 as of June 30,

2013. The Operating Partnership may use its three unsecured credit facilities to retire loans maturing in 2013 as well as to provide flexibility for liquidity purposes.
The Operating Partnership’s mortgage and other indebtedness had a weighted-average maturity of 4.6 years as of June 30, 2013 and 4.9 years as of December 31, 2012.

Interest Rate Hedge Instruments
The Operating Partnership records its derivative instruments in its condensed consolidated balance sheets at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the derivative has been designated as a hedge and, if so, whether the hedge has met the criteria necessary to apply hedge accounting.
The Operating Partnership’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements.  To accomplish these objectives, the Operating Partnership primarily uses interest rate swaps and caps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in AOCI and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  Such derivatives are used to hedge the variable cash flows associated with variable-rate debt.
As of June 30, 2013, the Operating Partnership had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional Amount Outstanding
Interest Rate Cap	1	$123,125
Interest Rate Swaps	4	$111,881

Instrument Type	Location in Condensed Consolidated Balance Sheet	Notional Amount Outstanding	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 6/30/2013	Fair Value at 12/31/12	Maturity Date
Cap	Intangible lease assets and other assets	$123,125 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	Jan 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$54,086 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,162)	$(2,775)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$33,863 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,386)	(1,776)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$12,660 (amortizing to $11,313)	1-month LIBOR	2.142%	(504)	(647)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$11,272 (amortizing to $10,083)	1-month LIBOR	2.236%	(476)	(607)	Apr 2016
					$(4,528)	$(5,805)

	Gain (Loss) Recognized in OCI/L (Effective Portion)		Location of Losses Reclassified from AOCI into Earnings(Effective Portion)	Loss Recognized in Earnings (Effective Portion)		Location of Gain Recognized in Earnings (Ineffective Portion)	Gain Recognized in Earnings (Ineffective Portion)
Hedging Instrument	Six Months Ended June 30,			Six Months Ended June 30,			Six Months Ended June 30,
	2013	2012		2013	2012		2013	2012
Interest rate contracts	$1,282	$(481)	Interest Expense	$(1,119)	$(1,129)	Interest Expense	$—	$—

As of June 30, 2013, the Operating Partnership expects to reclassify approximately $2,141 of losses currently reported in AOCI to interest expense within the next twelve months due to amortization of its outstanding interest rate contracts.  Fluctuations in fair values of these derivatives between June 30, 2013 and the respective dates of termination will vary the projected reclassification amount.

Note 7 – Comprehensive Income
Comprehensive income includes all changes in redeemable common units and partners' capital during the period, except those resulting from investments by unitholders, distributions to unitholders and redemption valuation adjustments. OCI/L includes changes in unrealized gains (losses) on available-for-sale securities and interest rate hedge agreements.
The changes in the components of AOCI for the six months ended June 30, 2013 are as follows:

	Redeemable Common Units		Partners' Capital
	Unrealized Gains (Losses)
	Hedging Agreements	Available-for-Sale Securities	Hedging Agreements	Available-for-Sale Securities	Total
Beginning balance, January 1, 2013	$373	$353	$(6,319)	$12,005	$6,412
OCI before reclassifications	(1)	11	868	1,271	2,149
Amounts reclassified from AOCI	—	—	(1,119)	—	(1,119)
Net year-to-date period OCI	(1)	11	(251)	1,271	1,030
Ending balance, June 30, 2013	$372	$364	$(6,570)	$13,276	$7,442

Reclassifications out of AOCI for the six months ended June 30, 2013 are as follows:

	Amount Reclassified from AOCI	Location in Condensed Consolidated Statement of Operations
Reclassification on cash flow hedges - interest rate contracts	$1,119	Interest Expense

Note 8 – Mortgage and Other Notes Receivable
Each of the Operating Partnership’s mortgage notes receivable is collateralized by either a first mortgage, or a second mortgage, or by an assignment of 100% of the partnership interests that own the real estate assets.  Other notes receivable include amounts due from tenants or government-sponsored districts and unsecured notes received from third parties as whole or partial consideration for property or investments.  Interest rates on mortgage and other notes receivable ranged from 2.7% to 10.0%, with a weighted-average interest rate of 6.94% and 7.33% at June 30, 2013 and December 31, 2012, respectively. Maturities of these notes receivable range from May 2014 to January 2047.
In May 2013, Mortgage Holdings, LLC, a subsidiary of the Operating Partnership, entered into a $2,700 loan agreement with an affiliate of Horizon Group Properties, Inc. ("Horizon"), the Operating Partnership's noncontrolling interest partner in The Outlet Shoppes at Atlanta. The note receivable bears interest of 7.0% through its maturity date in May 2015 and is secured by Horizon's interest in The Outlet Shoppes at Atlanta.
In the first quarter of 2013, Woodstock GA Investments, LLC, a joint venture in which the Operating Partnership owns a 75.0% interest, received $3,525 of the balance on its $6,581 note receivable with an entity that owns an interest in land in Woodstock, GA, adjacent to the site of The Outlet Shoppes at Atlanta.
The Operating Partnership believes that its mortgage and other notes receivable balance of $25,020 was fully collectible as of June 30, 2013.

Note 9 – Segment Information

The Operating Partnership measures performance and allocates resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. Information on the Operating Partnership’s reportable segments is presented as follows, restated for discontinued operations in all periods presented:

Six Months Ended June 30, 2013	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$464,352	$22,431	$7,885	$33,746	$528,414
Property operating expenses (2)	(152,004)	(5,431)	(1,417)	9,158	(149,694)
Interest expense	(104,396)	(4,093)	(1,121)	(7,423)	(117,033)
Other expense	—	—	—	(14,846)	(14,846)
Gain on sale of real estate assets	295	—	—	705	1,000
Segment profit	$208,247	$12,907	$5,347	$21,340	247,841
Depreciation and amortization expense					(142,070)
General and administrative expense					(26,299)
Interest and other income					1,388
Loss on extinguishment of debt					(9,108)
Equity in earnings of unconsolidated affiliates					5,348
Loss on impairment					(21,038)
Gain on investment					2,400
Income tax provision					(583)
Income from continuing operations					$57,879
Total assets	$6,021,614	$290,856	$243,642	$478,492	$7,034,604
Capital expenditures (3)	$102,167	$7,466	$2,598	$84,376	$196,607

Six Months Ended June 30, 2012	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$448,892	$20,841	$5,543	$23,037	$498,313
Property operating expenses (2)	(145,934)	(5,126)	(2,502)	9,875	(143,687)
Interest expense	(107,358)	(4,310)	(1,298)	(8,265)	(121,231)
Other expense	—	—	—	(13,317)	(13,317)
Gain (loss) on sale of real estate assets	—	—	97	(3)	94
Segment profit	$195,600	$11,405	$1,840	$11,327	220,172
Depreciation and amortization expense					(129,414)
General and administrative expense					(25,793)
Interest and other income					2,370
Equity in earnings of unconsolidated affiliates					3,339
Income tax provision					(39)
Income from continuing operations					$70,635
Total assets	$6,228,312	$303,899	$240,850	$140,550	$6,913,611
Capital expenditures (3)	$121,272	$3,480	$10,706	$18,586	$154,044

(1) The All Other category includes mortgage and other notes receivable, office buildings, the Management Company and the Operating Partnership’s subsidiary that provides security and maintenance services.
(2) Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(3) Amounts include acquisitions of real estate assets and investments in unconsolidated affiliates. Developments in progress are included in the All Other category.

Note 10 – ATM Program
At-The-Market Equity Program
On March 1, 2013, CBL and collectively, the Operating Partnership, entered into separate controlled equity offering sales agreements (collectively, the "Sales Agreements") with a number of sales agents to sell shares of CBL's common stock, having an aggregate offering price of up to $300,000, from time to time in "at-the-market" equity offerings (as defined in Rule 415 of the Securities Act of 1933, as amended) or in negotiated transactions (the "ATM program"). In accordance with the Sales Agreements, CBL will set the parameters for the sales of shares, including the number of shares to be issued, the time period during which sales are to be made and any minimum price below which sales may not be made. The Sales Agreements provide that the sales agents will be entitled to compensation for their services at a mutually agreed commission rate not to exceed 2.0% of the gross proceeds from the sales of shares sold through the ATM program. For each share of common stock issued by CBL, the Operating Partnership issues a corresponding number of common units of limited partnership interest to CBL in exchange for the contribution of the proceeds from the stock issuance. The Operating Partnership includes only CBL share issuances that have settled in the calculation of units outstanding at the end of each period. The following table summarizes issuances of CBL's common stock sold through the ATM program since inception through June 30, 2013:

	Number of Shares Settled	Gross Proceeds	Net Proceeds	Weighted-average Sales Price
2013:
First quarter	1,889,105	$44,459	$43,904	$23.53
Second quarter	6,530,193	167,034	165,692	25.58
Total	8,419,298	$211,493	$209,596	$25.12
The proceeds from these sales were used to reduce the balances on our unsecured lines of credit. Since the commencement of the ATM program, the Operating Partnership has issued 8,419,298 common units to CBL and approximately $88,507 remains available to be sold under this program. Actual future sales will depend on a variety of factors including but not limited to market conditions, the trading price of CBL's common stock and the Operating Partnership's capital needs. CBL has no obligation to sell the remaining shares available under the ATM program.
Note 11 – Earnings Per Unit
Basic earnings per unit (“EPU”) is computed by dividing net income attributable to common unitholders by the weighted-average number of common units outstanding for the period. Diluted EPU assumes the issuance of common units for all potential dilutive common units outstanding.
The following summarizes the impact of potential dilutive common units on the denominator used to compute EPU:

	Six Months Ended June 30,
	2013	2012
Denominator – basic	193,633	190,176
Deemed units related to deferred compensation arrangements	—	42
Denominator – diluted	193,633	190,218
The dilutive effect of stock options of 2,000 shares for the six months ended June 30, 2012 was excluded from the computation of diluted EPU because the effect of including the stock options would have been anti-dilutive. There were no outstanding stock options in 2013.
Note 12 – Contingencies
Litigation
The Operating Partnership is currently involved in certain litigation that arises in the ordinary course of business, most of which is expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Operating Partnership records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated.

If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Operating Partnership accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Operating Partnership accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Operating Partnership discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Operating Partnership discloses the nature and estimate of the possible loss of the litigation. The Operating Partnership does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss would not be material. Based on current expectations, such matters, both individually and in the aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of the Operating Partnership.
On March 11, 2010, The Promenade D'Iberville, LLC (“TPD”), a subsidiary of the Operating Partnership, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M. Hanna Construction Co., Inc. (“M Hanna”), Gallet & Associates, Inc., LA Ash, Inc., EMJ Corporation (“EMJ”) and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D'Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327 allegedly owed under the construction contract. Kohl's Department Stores, Inc. (“Kohl's”) was granted permission to intervene in the lawsuit and, on April 13, 2011, filed a cross-claim against TPD alleging that TPD is liable to Kohl's for unspecified damages resulting from the actions of the defendants and for the failure to perform the obligations of TPD under a Site Development Agreement with Kohl's. Kohl's also made a claim against the Operating Partnership which guaranteed the performance of TPD under the Site Development Agreement. The case is at the discovery stage. Although, based on information currently available, the Operating Partnership believes the likelihood of an unfavorable outcome related to the claims made by EMJ and Kohl's against the Operating Partnership in connection with the TPD case is remote, the Operating Partnership is providing disclosure of this litigation due to the related party relationship between the Operating Partnership and EMJ described below.
TPD also has filed claims under several insurance policies in connection with this matter, and there are three pending lawsuits relating to insurance coverage. On October 8, 2010, First Mercury Insurance Company (“First Mercury”) filed an action in the United States District Court for the Eastern District of Texas against M Hanna and TPD seeking a declaratory judgment concerning coverage under a liability insurance policy issued by First Mercury to M Hanna. That case was dismissed for lack of federal jurisdiction and refiled in Texas state court. On June 13, 2011, TPD filed an action in the Chancery Court of Hamilton County, Tennessee against National Union Fire Insurance Company of Pittsburgh, PA (“National Union”) and EMJ seeking a declaratory judgment regarding coverage under a liability insurance policy issued by National Union to EMJ and recovery of damages arising out of National Union's breach of its obligations. In March 2012, Zurich American and Zurich American of Illinois, which also have issued liability insurance policies to EMJ, intervened in that case and the case is set for trial on October 29, 2013. On February 14, 2012, TPD filed claims in the United States District Court for the Southern District of Mississippi against Factory Mutual Insurance Company and Federal Insurance Company seeking a declaratory judgment concerning coverage under certain builders risk and property insurance policies issued by those respective insurers to the Operating Partnership.
Certain executive officers of CBL and members of the immediate family of Charles B. Lebovitz, Chairman of the Board of CBL, collectively have a significant non-controlling interest in EMJ, a major national construction company that the Operating Partnership engaged to build a substantial number of the Operating Partnership's properties. EMJ is one of the defendants in the Harrison County, MS and Hamilton County, TN cases described above.
See Note 16 for subsequent event related to TPD.
Environmental Contingencies
The Operating Partnership evaluates potential loss contingencies related to environmental matters using the same criteria described above related to litigation matters. Based on current information, an unfavorable outcome concerning such environmental matters, both individually and in the aggregate, is considered to be reasonably possible. However, the Operating Partnership believes its maximum potential exposure to loss would not be material to its results of operations or financial condition. The Operating Partnership has a master insurance policy that provides coverage through 2022 for certain environmental claims up to $10,000 per occurrence and up to$50,000 in the aggregate, subject to deductibles and certain exclusions.
Other Contingencies
The Operating Partnership consolidates its investment in a joint venture, CW Joint Venture, LLC (“CWJV”), with Westfield.  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increases to 6.0% on July 1, 2013, on the preferred liquidation value of the PJV units of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013.  The Operating Partnership will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. The Operating Partnership amended the joint venture agreement with Westfield in September 2012 to provide that, if the Operating Partnership exercises its right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10,000 so long as Westfield does not reject the offer and if the redemption closes on or before September 30, 2013. If the Operating Partnership fails to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of CBL’s common stock is greater than $32.00 per share, then such excess (but in no case greater than $26,000 in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  The Operating Partnership accounts for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, the Operating Partnership will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.
In June 2013, the Operating Partnership issued a redemption notice to Westfield to redeem all of the PJV units. Under the terms agreed to by the Operating Partnership and Westfield, the annual preferred distribution rate will remain at 5.0% until the earlier of the closing or rejection by Westfield of the redemption offer or September 30, 2013.
 Guarantees
 The Operating Partnership may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on the Operating Partnership’s investment in the joint venture. The Operating Partnership may receive a fee from the joint venture for providing the guaranty. Additionally, when the Operating Partnership issues a guaranty, the terms of the joint venture agreement typically provide that the Operating Partnership may receive indemnification from the joint venture partner or have the ability to increase its ownership interest.
 The Operating Partnership owns a parcel of land in Lee’s Summit, MO that it is ground leasing to a third party development company.  The third party developed and operates a shopping center on the land parcel.  The Operating Partnership has guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount, representing 27% of capacity, is approximately $14,931. The total amount outstanding at June 30, 2013 on the loans was $49,699 of which the Operating Partnership has guaranteed $13,419. The Operating Partnership included an obligation of $192 as of June 30, 2013 and December 31, 2012 in the accompanying condensed consolidated balance sheets to reflect the estimated fair value of the guaranty. In the second quarter of 2013, the loan was extended to July 2013. The third party developer is working with the lender to further extend the maturity date of the loan. The Operating Partnership has not increased its accrual for the contingent obligation as the Operating Partnership does not believe that this contingent obligation is probable.
The Operating Partnership has guaranteed 100% of the construction and land loans of West Melbourne I, LLC (“West Melbourne”), an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $43,825.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at June 30, 2013 was $43,825. The guaranty will expire upon repayment of the debt.  The land loan, and the construction loan, each representing $2,757 and $41,068, respectively, of the amount outstanding at June 30, 2013, mature in November 2013.  The construction loan has a one-year extension option available. The Operating Partnership included an obligation of $478 in the accompanying condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012 to reflect the estimated fair value of this guaranty.
 The Operating Partnership has guaranteed 100% of the construction loan of Port Orange I, LLC ("Port Orange"), an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $62,772.  Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL.  The total amount outstanding at June 30, 2013 on the loan was $62,772. The guaranty will expire upon repayment of the debt.  The loan matures in March 2014 and has a one-year extension option available. The Operating Partnership included an obligation of $961 in the accompanying condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012 to reflect the estimated fair value of this guaranty.
 The Operating Partnership has guaranteed the lease performance of York Town Center, LP ("YTC"), an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. The Operating Partnership has guaranteed YTC’s performance under this agreement up to a maximum of $22,000, which decreases by $800 annually until the guaranteed amount is reduced to $10,000. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17,200 as of June 30, 2013.  The Operating Partnership entered into an agreement with its joint venture partner under which the joint venture partner has agreed to reimburse the Operating Partnership 50% of any amounts it is obligated to fund under the guaranty.  The

Operating Partnership did not include an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of June 30, 2013 and December 31, 2012.
The Operating Partnership has guaranteed 100% of a term loan for JG Gulf Coast Town Center LLC ("Gulf Coast"), an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $6,529. The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding at June 30, 2013 on the loan was $6,529. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. The Operating Partnership did not include an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of June 30, 2013 and December 31, 2012.
In March 2013, the Operating Partnership guaranteed 100% of a construction loan for Fremaux, an unconsolidated affiliate in which the Operating Partnership owns a 65% interest, of which the maximum guaranteed amount is $46,000. The loan is for the development of Fremaux Town Center, a community center located in Slidell, LA. The total amount outstanding at June 30, 2013 on the loan was $5,531. The guaranty will expire upon repayment of the debt. The loan matures in March 2016 and has two one-year extension options for an outside maturity date of March 2018. The Operating Partnership received a 1% fee for this guaranty when the loan was issued in March 2013 and has included an obligation of $460 in the accompanying condensed consolidated balance sheet as of June 30, 2013 to reflect the estimated fair value of this guaranty.
See Note 16 for subsequent event related to guarantees.
Performance Bonds
 The Operating Partnership has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $27,067 and $29,211 at June 30, 2013 and December 31, 2012, respectively.
Note 13 – Share-Based Compensation
As of June 30, 2013, there were two share-based compensation plans under which CBL has outstanding awards. CBL can elect to make new awards under one of these plans, the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan ("the 2012 Plan"), which was approved by CBL's shareholders in May 2012. The 2012 Plan permits CBL to issue stock options and common stock to selected officers, employees and non-employee directors of CBL and its subsidiaries and affiliates, as defined, including the Operating Partnership, up to a total of 10,400,000 shares. CBL did not issue any new awards under the CBL & Associates Properties, Inc. Second Amended and Restated Stock Incentive Plan ("the 1993 Plan"), which was approved by CBL's shareholders in May 2003, between the adoption of the 2012 Plan to replace the 1993 Plan in May 2012 and the termination of the 1993 Plan (as to new awards) on May 5, 2013. As the primary operating subsidiary of CBL, the Operating Partnership participates in and bears the compensation expense associated with CBL's share-based compensation plans.
Share-based compensation expense was $1,757 and $1,756 for the six months ended June 30, 2013 and 2012, respectively. Share-based compensation cost capitalized as part of real estate assets was $105 and $51 for the six months ended June 30, 2013 and 2012, respectively.
A summary of the status of stock awards as of June 30, 2013, and changes during the six months ended June 30, 2013, is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2013	346,860	$17.06
Granted	209,650	$21.92
Vested	(208,030)	$18.40
Forfeited	(8,590)	$18.20
Nonvested at June 30, 2013	339,890	$19.20
As of June 30, 2013, there was $5,905 of total unrecognized compensation cost related to nonvested stock awards granted under the plans, which is expected to be recognized over a weighted-average period of 3.9 years.

Note 14 – Noncash Investing and Financing Activities
The Operating Partnership’s noncash investing and financing activities were as follows for the six months ended June 30, 2013 and 2012:

	Six Months Ended June 30,
	2013	2012

Additions to real estate assets from conversion of notes receivable	$—	$4,522
Accrued dividends and distributions payable	47,546	43,547
Additions to real estate assets accrued but not yet paid	36,755	23,107
Debt assumed to acquire real estate assets, including premiums	40,368	177,296
Trade-in allowance - aircraft	2,800	—
Note 15 – Income Taxes
 The Operating Partnership is generally not liable for federal corporate income taxes as income or loss is reported in the tax returns of its partners. The Operating Partnership has also elected taxable REIT subsidiary status for some of its subsidiaries.  For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Operating Partnership believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance resulting from changes in circumstances that may affect the realizability of the related deferred tax asset is included in income or expense, as applicable. State tax expense was $2,137 and $1,556 during the six months ended June 30, 2013 and 2012, respectively.
The Operating Partnership recorded an income tax provision of $583 and $39 for the six months ended June 30, 2013 and 2012, respectively. The income tax provision in 2013 consisted of a current tax benefit of $1,241 and deferred tax provision of $1,824. The income tax provision in 2012 consisted of a current tax benefit of $2,277 and deferred tax provision of $2,316.
The Operating Partnership had a net deferred tax asset of $6,024 and $6,607 at June 30, 2013 and December 31, 2012, respectively. The net deferred tax asset at June 30, 2013 and December 31, 2012 is included in intangible lease assets and other assets and primarily consisted of operating expense accruals and differences between book and tax depreciation.
 The Operating Partnership reports any income tax penalties attributable to its properties as property operating expenses and any corporate-related income tax penalties as general and administrative expenses in its condensed consolidated statements of operations.  In addition, any interest incurred on tax assessments is reported as interest expense.  The Operating Partnership reported nominal interest and penalty amounts for the six month periods ended June 30, 2013 and 2012, respectively.
Note 16 – Subsequent Events
In July 2013, the Operating Partnership retired a $16,000 loan, which was secured by Alamance Crossing West in Burlington, NC with borrowings from its credit facilities. The loan was scheduled to mature in December 2013.
Also during July 2013, the Operating Partnership closed on a five-year $400,000 unsecured term loan. Net proceeds from the term loan were used to reduce outstanding balances on the Operating Partnership's lines of credit. The loan bears interest at a variable rate of LIBOR plus 150 basis points based on the Operating Partnership's current credit rating and has a maturity date of July 2018.
In August 2013, the lender of of the non-recourse mortgage loan secured by Citadel Mall in Charleston, SC sent a formal notice of default and filed for foreclosure.

In August 2013, Louisville Outlet obtained a construction loan that allows for borrowings up to $60,200 and bears interest at LIBOR plus 2.00%. The construction loan matures in August 2016 and has two one-year extension options, which are at the joint venture's election, for an outside maturity date of August 2018. The Operating Partnership has guaranteed 100% of the loan. No monies will be drawn on the loan until equity requirements are met.

In August 2013, TPD received a partial settlement of $8,240 from certain of the defendants in the matter described in Note 12. Litigation continues with other defendants in the matter.

In the third quarter of 2013, the Operating Partnership sold three malls and three associated centers in a portfolio transaction for a gross sale price of $176,000. The properties included in the portfolio were Georgia Square Mall and Georgia Square Plaza in Athens, GA; Panama City Mall and The Shoppes at Panama City in Panama City, FL; and RiverGate Mall and Village at RiverGate in Nashville, TN. Net proceeds from the sale were used to reduce the outstanding balances on the Operating Partnership's credit facilities.
The Operating Partnership has evaluated subsequent events through the date of issuance of these financial statements.